Exhibit 99.1

From:   EnviroStar, Inc.
290 NE 68 Street
Miami, FL  33138
Michael Steiner  (305) 754-4551
Venerando Indelicato  (813) 814-0722

FOR  RELEASE at 1:30 PM, Friday, November 8, 2013

EnviroStar, Inc. Reports Improved Revenues and Earnings for the First Quarter

Announces Special Dividend

Miami, FL – November 8, 2013 – EnviroStar, Inc. (NYSE MKT:EVI) today reported improved operating results for the first three months of fiscal 2014.

For the three month period ended September 30, 2013, revenues increased by 30.4% to $8,493,230 from $6,513,114 for the same period of last year.  Net earnings increased by 180.4% to $425,771 or $.06 per share during the first quarter of fiscal 2014 compared to $151,839 or $.02 per share during the first quarter of fiscal 2013.

The Company also announced that its Board of Directors has declared a $.40 per share special dividend, payable on December 12, 2013 to shareholders of record on November 27, 2013.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “As previously reported, we started fiscal 2014 with a solid backlog for delivery during our current fiscal year. The results of the first quarter, are in line with our expectations for a successful year. In addition, as a result of our high levels of cash, the Board of Directors has declared a special dividend in order to return value to our shareholders.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning these factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc.

	EnviroStar, Inc.	(NYSE MKT: EVI)

	Three months ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues	$8,493,230	$6,513,114

Earnings before income taxes	684,406	247,023
Provision for income taxes	258,635	95,184

Net earnings	$425,771	$151,839

Basic and diluted earnings per share	$0.06	$0.02

Weighted average shares outstanding:

Basic and diluted	7,033,732	7,033,732